Exhibit 99.1

FOR IMMEDIATE RELEASE

BankFinancial Corporation Reports Third Quarter 2006 Earnings and

Filing of Quarterly Report on Form 10-Q

and Quarterly Financial and Statistical Supplement

with the Securities and Exchange Commission

Burr Ridge, Illinois - (November 13, 2006) BankFinancial Corporation (Nasdaq – BFIN) (“BankFinancial”) announced that it will file today its Quarterly Report on Form 10-Q for the quarter ended September 30, 2006 and a Quarterly Financial and Statistical Supplement on Form 8-K, with the U.S. Securities and Exchange Commission (the “SEC”).

BankFinancial also reported net income of $2.8 million, or $0.12 per common share, for the three months ended September 30, 2006, compared to $3.7 million, or $0.16 per common share, for the three months ended September 30, 2005. Net income includes $996,000, or $0.03 per common share, of stock-based compensation expense for the three months ended September 30, 2006 compared to $345,000, or $0.01 per common share, for the three months ended September 30, 2005.

For the nine months ended September 30, 2006, net income was $8.8 million, or $0.39 per common share, compared to $8.2 million for the nine months ended September 30, 2005. Earnings per share for the nine-month period ending September 30, 2005 is reported as $0.16 and only includes the net income for the period for which common shares were outstanding which was from the completion of our mutual-to-stock conversion on June 23, 2005 through September 30, 2005. Net income includes $1.8 million, or $0.05 per common share, of stock-based compensation expense for the nine months ended September 30, 2006 compared to $370,000, or $0.01 per common share, for the nine months ended September 30, 2005.

As previously reported, on August 30, 2006, its Board of Directors authorized the repurchase of up to 2,466,250 shares of common stock. During the third quarter of this year, BankFinancial repurchased 750,700 shares at an aggregate cost of approximately $13.3 million.

At September 30, 2006, BankFinancial had total assets of $1.610 billion, total loans of $1.312 billion, total deposits of $1.106 billion and stockholders’ equity of $326 million.

The Quarterly Report on Form 10-Q and the Quarterly Financial and Statistical Supplement will be available today at BankFinancial’s Internet site, www.bankfinancial.com under Stockholder Information and at the SEC’s Internet site, www.sec.gov. Management will review third quarter 2006 results in a conference call and webcast for stockholders and analysts on Tuesday, November 14, 2006 at 9:30 a.m. Central Standard Time (CST). The conference call may be accessed by calling (866) 202-4367 and using participant passcode 27679340. The conference call will be simultaneously webcast at www.bankfinancial.com, on the “Stockholder Information” page. For those persons unable to participate in the conference call, the webcast will be archived through 5:00 p.m. CST on November 28, 2006 on our website.

BankFinancial Corporation is the holding company for BankFinancial, F.S.B., a full-service, community-oriented savings bank providing financial services to individuals, families and businesses through 18 full-service banking offices, located in Cook, DuPage, Lake and Will Counties, Illinois. BankFinancial Corporation became a publicly-traded company on June 24, 2005, and its common stock trades on the Nasdaq Stock Market under the symbol BFIN.

“Forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995 may be included in this release. A variety of factors could cause BankFinancial Corporation’s actual results to differ from those expected at the time of this release. Investors are urged to carefully review and consider the various disclosures made by BankFinancial Corporation in its periodic reports filed with the Securities and Exchange Commission, including the risk factors and other information disclosed in BankFinancial Corporation’s Annual Report on Form 10-K for the most recently ended fiscal year. Copies of these filings are available at no cost on the SEC’s web site at http://www.sec.gov or on BankFinancial’s web site at http://www.bankfinancial.com.

For Further Information
Contact:	Shareholder, Analyst and Investor Inquiries: Terence C. Wise, Vice President – InvestorRelations BankFinancial Corporation Telephone: 630-242-7151	Media Inquiries: Gregg T. Adams, Executive Vice President – Marketing & Sales BankFinancial Corporation Telephone: 630-242-7234